Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is effective as of May 12, 2006 (the “Effective Date”), by and between WorldSpace, Inc. (“WORLDSPACE”), a Delaware corporation, having a place of business at 8515 Georgia Avenue, Silver Spring, Maryland 20910, and Gregory B. Armstrong (“EXECUTIVE”), a resident of Colorado.

WHEREAS, WORLDSPACE is engaged in the development, implementation and operation of an international digital direct audio, data and multimedia satellite service to portable receivers (the “WORLDSPACE System”); and

WHEREAS, EXECUTIVE will serve as a key employee of WORLDSPACE and/or its Affiliates and his services and knowledge are valuable to WORLDSPACE in connection with the management of one or more of WORLDSPACE’s principal operating facilities, divisions, or subsidiaries; and

WHEREAS, WORLDSPACE considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of WORLDSPACE and its shareholders; and

WHEREAS, EXECUTIVE has accumulated substantial expertise and management experience in substantive areas which are material to WORLDSPACE’S business and EXECUTIVE is willing to bring this expertise to WORLDSPACE upon the terms and conditions herein contained.

WHEREAS, the Board has determined that it is in the best interests of WORLDSPACE and its shareholders to secure EXECUTIVE’s services and to ensure EXECUTIVE’s continued dedication and objectivity, and to encourage EXECUTIVE’s full attention and dedication to WORLDSPACE and/or its Affiliates, and, in order to further such goals, the Board (as hereinafter defined) has authorized WORLDSPACE to enter into this Agreement.

NOW, THEREFORE, WORLDSPACE AND EXECUTIVE AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1 “Affiliate” means any corporation, partnership or other entity controlling, controlled by, or under common control with WORLDSPACE, by virtue of direct or indirect beneficial ownership of voting securities or of voting interest in the controlled entity.

1.2 “Board” means the Board of Directors of WorldSpace, Inc. as in office from time to time.

1.3 “Cause” means (a) EXECUTIVE’S willful or gross misconduct, willful or gross negligence in the performance of his duties for WORLDSPACE, or intentional or habitual neglect of his duties at WORLDSPACE, provided that WORLDSPACE shall have given EXECUTIVE formal written notice specifying in sufficient detail the conduct it believes to fall within this sentence and EXECUTIVE shall have failed to remedy such conduct within ten (10) days thereafter; or (b) EXECUTIVE’s theft or misappropriation of funds of WORLDSPACE or conviction of a felony relating to his services for WORLDSPACE.

1.4 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.5 “Confidential Information” means all information which EXECUTIVE knew or should have known was proprietary to WORLDSPACE or was designated as proprietary by WORLDSPACE or learned by EXECUTIVE during the term of employment and not generally known by non-WORLDSPACE employees, including, without limitation, any and all general and specific knowledge, experience, information and data, technical or nontechnical business plans, business strategies, marketing strategies, including, without limitation and whether or not patentable, processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, source code, object code, mask works, employee information and records, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including, without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form. Confidential information shall also include any information described above which WORLDSPACE obtains from another party and which EXECUTIVE knew or should have known was intended to be maintained as confidential by WORLDSPACE or was designated as proprietary.

1.6 “Conflicting Product or Service” means any product or service of any person or organization in the satellite radio business or related business other than WORLDSPACE, in existence or under development, which resembles or competes with a product or service of WORLDSPACE, or about which he acquired Confidential Information through his work with WORLDSPACE. For purposes of this Agreement a related business would be one which competes for the same customer base as WORLDSPACE and which offers a product that a typical customer would make an either/or buying decision in considering WORLDSPACE or the related business’s product.

1.7 “Conflicting Organization” means any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a Conflicting Product or Service.

1.8 “Date of Termination” means (a) the effective date on which EXECUTIVE’s employment by WORLDSPACE and/or its Affiliates terminates as specified in a Notice of Termination by WORLDSPACE or EXECUTIVE, as the case may be, or (b) if EXECUTIVE’s employment by WORLDSPACE and/or its Affiliates terminates by reason of death, the date of death of EXECUTIVE. Notwithstanding the previous sentence, (i) if the EXECUTIVE’s employment is terminated for Disability (as defined in Section 1.9) then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the EXECUTIVE’s employment is terminated by WORLDSPACE and/or its Affiliates other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

1.9 “Disability” means EXECUTIVE’s failure to substantially perform his duties with WORLDSPACE and/or its Affiliates on a full-time basis for at least one hundred eighty (180) consecutive days or two hundred and ten (210) days in any twelve month period as a result of EXECUTIVE’s incapacity due to mental or physical illness.

1.10 “Good Reason” means, without EXECUTIVE’s express written consent, the occurrence of any of the following events:

(a) (i) the assignment to EXECUTIVE of any duties inconsistent in any material adverse respect with EXECUTIVE’s position(s), duties, responsibilities, or status with

WORLDSPACE and/or its Affiliates immediately prior thereto, (ii) a material adverse change in EXECUTIVE’s reporting responsibilities, titles or offices with WORLDSPACE and/or its Affiliates as in effect immediately prior thereto, or (iii) any removal or involuntary termination of EXECUTIVE by WORLDSPACE and/or its Affiliates otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (iv) any failure to re-elect EXECUTIVE to any position with WORLDSPACE and/or its Affiliates held by EXECUTIVE immediately prior thereto;

(b) a reduction by WORLDSPACE and/or its Affiliates in EXECUTIVE’s rate of annual Base Salary as in effect immediately prior thereto;

(c) a reduction by WORLDSPACE and/or its Affiliates of the level of EXECUTIVE’s Incentive Compensation opportunity in effect immediately prior thereto;

(d) the failure of WORLDSPACE and/or its Affiliates to (i) provide EXECUTIVE and EXECUTIVE’s dependents with welfare benefits (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs, and policies of WORLDSPACE and/or its Affiliates in effect for EXECUTIVE immediately prior thereto or as is in effect for other senior U.S. executives of WORLDSPACE and/or any of its Affiliates, or (ii) provide fringe benefits and perquisites in accordance with the plans, practices, programs, and policies of WORLDSPACE and/or its Affiliates in effect for its U.S. executives immediately prior thereto or as is in effect for other senior executives of WORLDSPACE and/or any of its Affiliates;

(e) the failure of WORLDSPACE and/or its Affiliates to pay on a timely basis any amounts owed EXECUTIVE as salary, bonus, deferred compensation or other compensation;

(f) the failure of WORLDSPACE to obtain a written assumption agreement from any successor as contemplated in Section 8.8;

(g) the refusal by WORLDSPACE and/or its Affiliates to continue to allow EXECUTIVE, as set forth in Section 2.3(b) hereof, to attend to matters or engage in activities not directly related to the business of WORLDSPACE and/or its Affiliates which were permitted by WORLDSPACE and/or its Affiliates immediately prior thereto, including without limitation serving on the boards of directors of other companies or entities, except pursuant to a policy of WORLDSPACE applicable to its U.S. executives generally;

(h) the purported termination of EXECUTIVE’s employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

(i) any other material breach by WORLDSPACE of its obligations under this Agreement.

For purposes of this Agreement, any claimed Good Reason event which is remedied by WORLDSPACE and/or its Affiliates within thirty (30) days after receipt of a Notice of Termination given by EXECUTIVE shall not constitute Good Reason, and provided further that EXECUTIVE shall be deemed to have consented to a Good Reason event unless he shall have provided a Notice of Termination with respect to a Good Reason event within forty five (45) days of the first occurrence of such Good Reason event. No Good Reason event shall be deemed to have occurred unless EXECUTIVE provides

WORLDSPACE with a Notice of Termination within forty five (45) days of the initial occurrence of the claimed Good Reason event which provides details of the claimed Good Reason event and cites the provision of this Section 1.10 on which EXECUTIVE relies.

1.11 “Inventions” means inventions, designs, discoveries, developments, creations, and improvements created, discovered, developed or conceived, regardless of whether reduced to practice.

1.12 “Nonqualifying Termination” means a termination of EXECUTIVE’s employment (a) by WORLDSPACE and/or its Affiliates properly and rightly for Cause, (b) by EXECUTIVE for any reason other than for Good Reason with Notice of Termination, (c) as a result of EXECUTIVE’s death, (d) by WORLDSPACE and/or its Affiliates due to EXECUTIVE’s Disability, unless within thirty (30) days after Notice of Termination is provided to EXECUTIVE following such Disability EXECUTIVE shall have returned to substantial performance of EXECUTIVE’s duties on a full-time basis, or (e) as a result of EXECUTIVE’s Retirement.

1.13 “Notice of Termination” means a written notice by WORLDSPACE or EXECUTIVE, as the case may be, to the other, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EXECUTIVE’s employment under the provision so indicated, and (iii) specifies the termination date. The failure by EXECUTIVE or WORLDSPACE to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of EXECUTIVE or WORLDSPACE hereunder or preclude EXECUTIVE or WORLDSPACE from asserting such fact or circumstance in enforcing EXECUTIVE’s or WORLDSPACE’s rights hereunder.

1.14 “Retirement” means termination of employment by either the EXECUTIVE or WORLDSPACE and/or its Affiliates on or after the EXECUTIVE’s attainment of age 70.

1.15 “Works of Authorship” means all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawings, or audio, visual or audiovisual recordings.

ARTICLE 2

EMPLOYMENT

2.1 Employment. WORLDSPACE agrees to employ EXECUTIVE as Co-Chief Operating Officer, and EXECUTIVE agrees to accept such employment by WORLDSPACE, on the terms and conditions set forth herein. EXECUTIVE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound.

2.2 Term. Subject to the provisions of Article 4 hereof, WORLDSPACE shall employ EXECUTIVE for a term of three (3) years commencing as of the Effective Date and continuing to and including May 11, 2009. The term (as herein extended) shall automatically be extended by one (1) additional year unless, at least three (3) months prior to the end of the term or any anniversary thereof, WORLDSPACE shall deliver to EXECUTIVE or EXECUTIVE shall deliver to WORLDSPACE, written notice that the term shall not be so extended.

2.3 Duties. As Co-Chief Operating Officer of WORLDSPACE, EXECUTIVE shall have the duties and responsibilities as may from time to time reasonably be assigned to or vested in EXECUTIVE by the Board consistent with his position.

(a) EXECUTIVE’s employment with WORLDSPACE shall be full-time and exclusive. During the term of employment, EXECUTIVE shall, except during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of EXECUTIVE’s time, attention, skill, and ability during usual business hours (and outside those hours when reasonably necessary to EXECUTIVE’s duties hereunder) to the faithful and diligent performance of EXECUTIVE’s duties hereunder. EXECUTIVE acknowledges and agrees that EXECUTIVE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may reasonably require, including, but not limited to, service as an officer or director of WORLDSPACE or any Affiliate. The details of any such office or position (including any applicable insurance coverage, compensation (if any) and employment arrangements) with an Affiliate will be detailed before EXECUTIVE assumes such role. EXECUTIVE will have the right to decline any office or position with an Affiliate without breaching the terms of this Agreement in the event concerns with respect such an assignment raised in writing by EXECUITVE have not been resolved to the mutual satisfaction of the parties. EXECUTIVE shall comply in all material respects with all applicable policies of WORLDSPACE and/or its Affiliates as found in the WORLDSPACE Policy Manual, a copy of which has been provided to EXECUTIVE.

(b) During the term of employment, it shall not be a violation of this Agreement for EXECUTIVE to serve as an officer or director of a cooperative housing, or civic or charitable organization or committee, or to manage personal investments, or to serve as a member of the board of directors of a corporation or trade association, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EXECUTIVE’s duties hereunder, and/or on a prospective basis, as of the Effective Date, have been reviewed and approved by the Company’s General Counsel.

(c) The reporting relationships and initial duties of EXECUTIVE are outlined in Attachment A.

2.4 Indemnification. WORLDSPACE will provide to EXECUTIVE, its standard indemnification for officers and directors of WORLDSPACE, the premiums for which shall be paid by WORLDSPACE.

ARTICLE 3

COMPENSATION

3.1 Base Salary. For services rendered by EXECUTIVE pursuant to this Agreement, WORLDSPACE agrees to pay EXECUTIVE a base annual salary (“Base Salary”) commencing as of the Effective Date at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in accordance with WORLDSPACE’s then prevailing executive payroll practices. Base Salary payments will be made to EXECUTIVE at a minimum of once per month, unless otherwise agreed by both parties. Such Base Salary shall be subject to review at least annually on the anniversary of the Effective Date of this Agreement by the Board and may be increased by the Board in its sole discretion but not decreased without the consent of EXECUTIVE (with the first such review to occur not later than May 1, 2007). In considering any such increase, the Board shall consider any increases in the cost of living and may provide for any performance, merit or other increase. The term “Base Salary” as used herein shall include any increases thereto made from time to time as permitted by this Section 3.1.

3.2 Bonuses.

(a) Incentive Compensation. During the term of this Agreement, and subject to the terms and limitations of this Section 3.2(a), EXECUTIVE shall be eligible to earn incentive compensation targeted at seventy-eight percent (78%) of EXECUTIVE’s Base Salary per full calendar year of service commencing with the calendar year ending December 31, 2006 (prorated for any calendar year in which EXECUTIVE is employed for less than 12 full months). EXECUTIVE shall earn incentive compensation based on satisfying specific annual job performance goals or targets to be established for each calendar year in consultation between EXECUTIVE and the Board, provided, however, that in the event of disagreement, the Board shall have the unilateral right, acting in good faith, to establish such goals and targets. Payment of incentive compensation for a given year shall be made at a date of WORLDSPACE’s election on or before March 15th of the following calendar year. In the event any portion of the incentive compensation paid under this section is paid in equity, and that equity has an associated vesting period, such equity will immediately vest upon termination of the EXECUTIVE from the company or the expiration of this Agreement. Any vested options granted under this section will be exercisable for eighteen (18) months after the EXECUTIVE’S termination unless that termination is for Cause.

(b) Discretionary Bonuses. During the term of this Agreement, EXECUTIVE shall be entitled to such bonuses as may be authorized, declared, and paid by the Board, in its sole discretion. Factors which the Board may, in its sole discretion, and without limitation, consider with respect to any determination by the Board with respect to the payment or amount of such bonus or bonuses among other factors, include EXECUTIVE’s job performance and WORLDSPACE’s financial performance.

(c) Section 162(m). WORLDSPACE may submit to the shareholders of WORLDSPACE for approval an annual incentive compensation and/or bonus program intended to meet the requirements of Section 162(m) of the Code and which is intended to include all or a portion of the incentive compensation and bonus payments to be made to EXECUTIVE under this Section 3.2.

3.3 Participation in Benefit Plans.

(a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be eligible to participate in any long-term incentive, shares option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that WORLDSPACE has adopted or may adopt for the benefit of its employees, on the same basis as other most senior executive employees. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(b) Vacation. EXECUTIVE shall be entitled to paid vacation (initially twenty-five (25) days per calendar year), paid sick leave, and holidays on the same basis as may from time to time apply to other WORLDSPACE senior executive employees generally.

3.4 Participation in Shares Award Plan. EXECUTIVE shall be eligible to receive an award under the WorldSpace 2005 Incentive Award Plan as approved by shareholders on July 7, 2005, which award shall be set forth in an award agreement to be entered into between WORLDSPACE and the EXECUTIVE.

(a) An initial grant of two hundred thousand (200,000) restricted shares of WORLDSPACE Class A common stock effective on the date of the approval by Compensation Committee of the WorldSpace Board (the “Committee”). These shares would vest over a period of time provided certain performance milestones are achieved within the established timeframe as detailed in the relevant Grant Agreement between WORLDSPACE and EXECUTIVE.

(b) An initial grant of stock options of WORLDSPACE Class A common stock with an economic value of one million five hundred thousand dollars ($1,500,000) as calculated using a reasonable valuation methodology approved by the Committee that is consistently applied. The exercise price of these stock options would be equal to the fair-market value of WORLDSPACE Class A common stock (as defined by the WorldSpace 2005 Incentive Award Plan) on the day the Committee approves the grant of stock options.

(c) For each future fiscal year beginning with the 2007 fiscal year, EXECUTIVE shall be eligible to receive an annual grant of restricted stock and/or stock options with a targeted value of one million five hundred thousand dollars ($1,500,000). In establishing and determining the amount of the annual grant, the Committee may, in its discretion, consider such factors as it deems appropriate, which may include, but is not limited to the financial and operational performance of WORLDSPACE. The value of the annual grant under Section 3.4(c) shall be based on a reasonable valuation methodology approved by the Committee that is consistently applied.

3.5 Expenses. WORLDSPACE shall reimburse EXECUTIVE in connection with performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses actually incurred by EXECUTIVE in connection with such performance, including ordinary and necessary expenses incurred by EXECUTIVE in connection with travel on WORLDSPACE and/or its Affiliates’ business, provided all such expenses have been approved by WORLDSPACE in accordance with and subject to the terms and conditions of WORLDSPACE’s then-prevailing expense policy and any budget established for EXECUTIVE. As a condition precedent to obtaining such reimbursement, EXECUTIVE shall provide to WORLDSPACE any and all statements, bills, or receipts evidencing the expenses for which EXECUTIVE seeks reimbursement, and such other related information or materials as WORLDSPACE may from time to time reasonably require. EXECUTIVE shall account to WORLDSPACE for any expenses that are eligible for reimbursement under this Section 3.6 in accordance with WORLDSPACE policy.

3.6 Employment and Supplies. WORLDSPACE shall provide EXECUTIVE with reasonable administrative support relating to the performance of EXECUTIVE’s duties of the same type and extent as is provided to other WORLDSPACE senior executive employees of a similar level. WORLDSPACE shall acquire and/or provide to EXECUTIVE for his business use: multimedia portable computer and subscriptions to various trade publications (subject to reasonable, advance WORLDSPACE approval) and various trade books (subject to reasonable, advance WORLDSPACE approval). Such items shall remain the exclusive property of WORLDSPACE, are to be used solely for WORLDSPACE’s benefit, and shall be returned promptly to WORLDSPACE upon the termination of EXECUTIVE’s employment for whatever reason.

3.7 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by WORLDSPACE hereunder to EXECUTIVE or EXECUTIVE’s estate or beneficiaries in connection with EXECUTIVE’s employment hereunder shall be subject to the withholding of such amounts relating to taxes as WORLDSPACE may reasonably determine it should withhold pursuant to any applicable law or regulation.

ARTICLE 4

TERMINATION

4.1 Nonqualifying Termination.

If the employment of EXECUTIVE shall terminate during the term of this Agreement (including any extension of such term), by reason of Nonqualifying Termination, then EXECUTIVE shall be paid the EXECUTIVE’s earned but unpaid Base Salary from WORLDSPACE and/or its Affiliates through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given, any thereto unreimbursed expenses, as well as any benefits (including accrued but unused vacation days at the Date of Termination) to which EXECUTIVE was entitled through the Date of Termination.

(a) In addition, in the event that termination of employment is due to EXECUTIVE’s death, WORLDSPACE shall continue to pay EXECUTIVE’s then current Base Salary and bonus payments (based on the bonus payments, as set forth in Section 3.2, awarded to EXECUTIVE in the prior year), to EXECUTIVE’s legal representatives, estate, beneficiaries or heirs, in accordance with WORLDSPACE’s then-prevailing executive payroll practices, through the end of the calendar month following EXECUTIVE’s death, but shall have no further obligation to EXECUTIVE or EXECUTIVE’s legal representatives, estate, beneficiaries or heirs for any compensation, benefits or other payments hereunder. Any non-vested stock options or non-vested restricted shares shall become fully vested. EXECUTIVE or EXECUTIVE’s legal representatives, estate, beneficiaries or heirs shall be entitled to exercise any of EXECUTIVE’s stock options within one year from the Date of Termination, but not beyond the expiration of the term of the stock option.

(b) In addition, in the event the termination of employment is due to EXECUTIVE’s Disability, WORLDSPACE shall continue to pay EXECUTIVE’s then current Base Salary, if any, and bonus payments (based on the bonus payments, as set forth in Section 3.2, awarded to EXECUTIVE in the prior year), and shall continue to make applicable benefits available, to EXECUTIVE, in accordance with WORLDSPACE’s then-prevailing executive payroll practices, through the end of the third calendar month following the Date of Termination. In addition, WORLDSPACE shall continue any health, medical, dental, or similar benefits which EXECUTIVE (and/or members of the EXECUTIVE’s family) was receiving for a period of eighteen (18) months following the Date of Termination, or pay EXECUTIVE an amount equal to the cost of obtaining equivalent coverage. EXECUTIVE’s non-vested stock options and non-vested restricted shares shall become fully vested. EXECUTIVE or EXECUTIVE’s legal representatives, estate, beneficiaries or heirs shall be entitled to exercise any of EXECUTIVE’s vested stock options within one year from the Date of Termination, but not beyond the expiration of the term of the stock option.

(c) In the event that termination of employment is due to EXECUTIVE’s Disability, the payment of benefits under WORLDSPACE’s short-term and long-term disability insurance programs, if any, to the extent payable and received by EXECUTIVE with respect to any period prior to the Date of Termination, shall offset WORLDSPACE’s obligations to pay benefits under Section 4.1(b).

(d) Except as otherwise provided herein or as may be required by law or the terms of any benefit plan, EXECUTIVE’s participation in any benefit plans of WORLDSPACE and/or any of its Affiliates shall terminate as of his Date of Termination.

4.2 Other Than Nonqualifying Termination. If the employment of EXECUTIVE shall terminate during the term of this Agreement (including any extension of such term), other than by reason of Nonqualifying Termination, then EXECUTIVE shall receive the following severance benefits as compensation for services rendered.

(a) Lump Sum Cash Payment. Following the Date of Termination, EXECUTIVE shall receive a lump sum cash payment in an amount equal to the sum of the following:

(i) EXECUTIVE’s unpaid Base Salary from WORLDSPACE and/or its Affiliates through the Date of Termination at the rate in effect (without taking into account any reduction of Base Salary constituting Good Reason), just prior to the time a Notice of Termination is given) plus any benefit awards, bonus payments and incentive awards which pursuant to the terms of any plans have been earned or become payable, to the extent not theretofore paid; and

(ii) any amounts owed for accrued but unused vacation as of the Date of Termination as well as any thereto unreimbursed expenses.

(b) Other Payments. Following the Date of Termination, EXECUTIVE shall receive the following payments:

(i) as payment in lieu of a bonus or other incentive payment to be paid hereunder or under WORLDSPACE’s annual bonus plan or other incentive or other comparable plan for the year of termination, an amount equal to (x) the number of days EXECUTIVE was employed during the year by WORLDSPACE prior to the Date of Termination (y) divided by the number of days in the year (z) multiplied by the amount of bonus and/or other incentive payments awarded to EXECUTIVE for the immediately preceding year, unless the performance and economic circumstances of the Company dictate that no annual bonus or other incentive payments will be paid to any employee of the Company for such period, which amount shall be payable on the date such bonus or other incentive payment would otherwise have been payable, provided that EXECUTIVE is not in violation of Articles 5 and 6 hereof; and

(ii) continuation of EXECUTIVE’s highest annual rate of Base Salary from WORLDSPACE and/or its Affiliates in effect during the 12-month period prior to the Date of Termination payable over twelve (12) months from the Date of Termination in accordance with the payroll practices of WORLDSPACE, provided EXECUTIVE is not in violation of Articles 5 and 6 hereof.

(c) Stock Options and/or Restricted Shares. All stock options and/or restricted shares that have been granted to EXECUTIVE shall immediately vest and become exercisable, and EXECUTIVE shall be entitled to exercise any of his vested stock options within eighteen (18) months after the Date of Termination, but not beyond the expiration of the term of the option.

(d) Loans. Any loans from WORLDSPACE and/or its Affiliates that the EXECUTIVE had outstanding shall remain payable according to their terms.

(e) Benefits. EXECUTIVE, and any spouse and dependents, will be entitled to continued medical, dental and other health benefits under WORLDSPACE’s health benefit plans or programs in which EXECUTIVE participated immediately prior to the Date of Termination for a period of eighteen (18) months after the Date of Termination, which shall include the statutory period of COBRA continuation coverage, provided EXECUTIVE pays the applicable contribution for such coverage charged to similarly situated active employees of WORLDSPACE.

(f) Out-Placement Services. WORLDSPACE shall provide the EXECUTIVE with executive out-placement services for a period of not less than twelve (12) months at a cost not to exceed $25,000 by entering into a contract with a company chosen by EXECUTIVE specializing in such services, subject to the reasonable approval of WORLDSPACE and in accordance with the policies of WORLDSPACE as in effect from time to time.

4.3 Change in Control.

For purposes of this Agreement, a “Change in Control” will occur where after the Effective Date hereof (i) any person or group (other than Noah Samara and any entities controlled by him) becomes the beneficial owner of securities of WORLDSPACE representing more than 40% of the then voting power of WORLDSPACE; (ii) Board members at the Effective Date of this Agreement or who were appointed after the Effective Date by at least two thirds (2/3) of the members of the Board at the time of their appointment no longer constitute two thirds (2/3) of the Board during the term hereof; (iii) a merger/consolidation of WORLDSPACE occurs wherein the WORLDSPACE voting securities immediately prior thereto do not constitute at least 60 percent of the combined voting securities after the merger/consolidation; or (iv) the stockholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of WORLDSPACE’s assets. WORLDSPACE will (within 30 days of such an event) provide written notice of a Change in Control to EXECUTIVE.

If (i) a Change in Control occurs during the term of this Agreement, and (ii) during the 12-month period following the date of the Change in Control, EXECUTIVE’s employment is terminated by WORLDSPACE or any successor for any reason other than Cause, death or Disability or by the EXECUTIVE for Good Reason, WORLDSPACE will pay the following benefits to the EXECUTIVE.

(a) Lump Sum Cash Payment. Following the Date of Termination, EXECUTIVE shall receive a lump sum cash payment in an amount equal to the sum of the following:

(i) EXECUTIVE’s unpaid Base Salary from WORLDSPACE and/or its Affiliates through the Date of Termination at the rate in effect (without taking into account any reduction of Base Salary constituting Good Reason), just prior to the time a Notice of Termination is given) plus any benefit awards, bonus payments and incentive awards which pursuant to the terms of any plans have been earned or become payable, to the extent not theretofore paid; and

(ii) any amounts owed for accrued but unused vacation as of the Date of Termination as well as any thereto unreimbursed expenses.

(b) Other Payments. Following the Date of Termination, EXECUTIVE shall receive the following payments:

(i) as payment in lieu of a bonus or other incentive payment to be paid hereunder or under WORLDSPACE’s annual bonus plan or other incentive or other comparable plan for the year of termination, an amount equal to (x) the number of days EXECUTIVE was employed during the year by WORLDSPACE prior to the Date of Termination (y) divided by the number of days in the year (z) multiplied by the amount of bonus and/or other incentive payments awarded to EXECUTIVE for the immediately preceding year, unless the performance and economic circumstances of the Company dictate that no annual bonus or other incentive payments will be paid to any employee of the Company for such period, which amount shall be payable on the date such bonus or other incentive payment would otherwise have been payable, provided that EXECUTIVE is not in violation of Articles 5 and 6 hereof; and

(ii) continuation of EXECUTIVE’s highest annual rate of Base Salary from WORLDSPACE and/or its Affiliates in effect during the 12-month period prior to the Date of Termination payable over the greater of (x) the balance of the term of this agreement or (y) twelve (12) months from the Date of Termination. Such payments will be made in accordance with the payroll practices of WORLDSPACE, provided EXECUTIVE is not in violation of Articles 5 and 6 hereof.

(c) Stock Options and/or Restricted Shares. All stock options and/or restricted shares that have been granted to EXECUTIVE shall immediately vest and become exercisable, and EXECUTIVE shall be entitled to exercise any of his vested stock options within eighteen (18) months after the Date of Termination, but not beyond the expiration of the term of the option.

(d) Loans. Any loans from WORLDSPACE and/or its Affiliates that the EXECUTIVE had outstanding shall remain payable according to their terms.

(e) Benefits. EXECUTIVE, and any spouse and dependents, will be entitled to continued medical, dental and other health benefits under WORLDSPACE’s health benefit plans or programs in which EXECUTIVE participated immediately prior to the Date of Termination for a period equal to the greater of (x) the balance of the term of this agreement or (y) eighteen (18) months after the Date of Termination, which shall include the statutory period of COBRA continuation coverage, provided EXECUTIVE pays the applicable contribution for such coverage charged to similarly situated active employees of WORLDSPACE.

(f) Out-Placement Services. WORLDSPACE shall provide the EXECUTIVE with executive out-placement services for a period of not less than twelve (12) months at a cost not to exceed $25,000 by entering into a contract with a company chosen by EXECUTIVE specializing in such services, subject to the reasonable approval of WORLDSPACE and in accordance with the policies of WORLDSPACE as in effect from time to time.

4.4 Change of Control Penalties. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined (as hereinafter provided) that any payment or distribution by WORLDSPACE or any of its Affiliates or any other person in connection with the Change in Control to or for the benefit of EXECUTIVE, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, or the lapse or termination of any restriction on, or the vesting or exercisability of, any stock option, restricted stock award or other awards valued in whole or in part by reference to, or otherwise based on, stock (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and the EXECUTIVE would receive a greater net after-tax amount (taking into account all applicable taxes payable by the EXECUTIVE, including any excise tax under Section 4999 of the Code) by applying the limitation contained in this Section 4.4, then the Payments to EXECUTIVE hereunder plus any other amounts treated as “change of control payments” under Section 280G of the Code, shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the EXECUTIVE becoming subject to such an excise tax under Section 4999 of the Code (such reduced payments to be referred to as the “Payment Cap”). In the event that the EXECUTIVE receives reduced payments and benefits hereunder, the EXECUTIVE shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

4.5 Resignations. Except to the extent requested by the Board, upon any termination of EXECUTIVE’s employment with WORLDSPACE, EXECUTIVE will immediately resign all positions and directorships with WORLDSPACE and each of its Affiliates.

4.6 Release. The right of EXECUTIVE to receive termination payments and benefits under Sections 4.2 and 4.3 is conditioned on the execution (and non-revocation) by EXECUTIVE of a general release of claims against WORLDSPACE in a form reasonably satisfactory to WORLDSPACE. Such release of claims will be substantially in the form of the draft release of claims attached hereto as Attachment B.

4.7 Mitigation and Offset. Except as otherwise provided herein, EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. That is to say, no income or benefit for EXECUTIVE’s employment with a company other than WORLDSPACE will be used to offset or mitigate benefits hereunder.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidentiality. Except as authorized or directed by WORLDSPACE, EXECUTIVE shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of WORLDSPACE or of any of its Affiliates, or Confidential Information of others that has come into the possession of WORLDSPACE or of any of its Affiliates, or into EXECUTIVE’s possession in the course of his employment with WORLDSPACE or any of its Affiliates or of his services and duties hereunder (whether prior to or during the term of this Agreement), to any other person or entity, and EXECUTIVE shall not use any such Confidential Information for EXECUTIVE’s own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of WORLDSPACE or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of confidential obligation made available to the general public without restriction, or that EXECUTIVE can prove, by documentary evidence, was previously known to EXECUTIVE prior to the term of EXECUTIVE’s employment. WORLDSPACE shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action. Upon expiration or termination of this Agreement for any reason, EXECUTIVE shall return all records of Confidential Information, and all property of WORLDSPACE, including all copies thereof in EXECUTIVE’s possession, whether prepared by him or others, to WORLDSPACE.

5.2 Unfair Competition. For a period of one (1) year after the Date of Termination, or, if longer, for the period EXECUTIVE continues to receive Base Salary payments following the Date of

Termination, EXECUTIVE shall not, directly or indirectly, and whether or not for compensation, as a shareholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of shares of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with WORLDSPACE or any of its Affiliates (or any of their successors) as conducted from time to time during such period. For the avoidance of doubt, such provision will not apply in the event this Agreement expires at the end of the specified term or at the end of the one-year extension period. For a period of one (1) year after the Date of Termination, EXECUTIVE shall not, without the prior written consent of WORLDSPACE, solicit or hire or induce the termination of employment of any employees or other personnel providing services to WORLDSPACE or any of its Affiliates, for any business activity, other than a business activity owned or controlled, directly or indirectly, by WORLDSPACE or any of its Affiliates.

5.3 Injunctive Relief; Survival.

(a) EXECUTIVE acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Section 5.2 should be specifically enforced against him, and that such Section 5.2 merely prevents unfair competition against WORLDSPACE for a limited period of time. EXECUTIVE agrees and acknowledges that, by virtue of EXECUTIVE’s employment with WORLDSPACE, EXECUTIVE shall have access to and maintain an intimate knowledge of WORLDSPACE’s activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that EXECUTIVE is capable of performing for WORLDSPACE or one of its competitors, EXECUTIVE acknowledges that the services to be rendered by EXECUTIVE pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, EXECUTIVE agrees that any breach or threatened breach by EXECUTIVE of EXECUTIVE’s obligations under this Article 5 would cause irreparable injury to WORLDSPACE, and that WORLDSPACE shall be entitled to seek (i) preliminary and permanent injunctions enjoining EXECUTIVE from violating such provisions, and (ii) money damages in the amount of any fees, compensation, benefits, profits, or other remuneration earned by EXECUTIVE or any competitor of WORLDSPACE as a result of such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit WORLDSPACE from pursuing any other remedy, WORLDSPACE and EXECUTIVE having agreed that all such remedies shall be cumulative,

(b) The restrictions set forth in this Article 5 and the following Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against WORLDSPACE, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by WORLDSPACE of the restrictions contained in this Article 5 or the following Article 6. EXECUTIVE hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the State of Maryland with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6. If any court of competent jurisdiction shall hold that any of the restrictions contained in Section 5.2 are unreasonable as to time, geographical area, or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

ARTICLE 6

INVENTIONS, WORKS OF AUTHORSHIP,

PATENTS AND COPYRIGHTS

6.1 Ownership of Inventions and Works of Authorship. EXECUTIVE agrees that all Inventions made, conceived, discovered, developed or reduced to practice by EXECUTIVE and all software and other Works of Authorship created by EXECUTIVE, either alone or with others, at any time, within or without normal working hours, during or prior to the term of this Agreement, arising out of the EXECUTIVE’s employment with WORLDSPACE and/or any of its Affiliates or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, WORLDSPACE or any Affiliate thereof is engaged or (if such is known or ascertainable by EXECUTIVE) is considering engaging, whether or not patented or patentable, shall be and remain the sole property of WORLDSPACE or its Affiliates with respect to all rights of EXECUTIVE arising from any discovery, conception, development, reduction to practice, or creation by EXECUTIVE. WORLDSPACE shall have the full right to assign, license, or transfer all rights thereto. EXECUTIVE agrees that all such Inventions and Works of Authorship are “works made for hire” under applicable law and EXECUTIVE waives and agrees never to assert any “moral rights” with respect to such Inventions and Works of Authorship.

6.2 Disclosure of Inventions and Works of Authorship. EXECUTIVE shall promptly make full disclosure to WORLDSPACE or to an authorized representative thereof all information relating to the making, conception, discovery, development, creation or reduction to practice of Inventions, or of software and other Works of Authorship owned by WORLDSPACE pursuant to Section 6.1 above.

6.3 Patent and Copyright Applications. At the request of WORLDSPACE and at WORLDSPACE’s expense, EXECUTIVE shall execute such documents and perform such other acts as WORLDSPACE deems necessary to obtain patents or the like on such applicable Inventions or copyright registrations for such software and other Works of Authorship which occurred during the term of this Agreement in any jurisdiction or jurisdictions. Such obligation shall continue beyond the term of this Agreement. In the event that WORLDSPACE is unable solely because of EXECUTIVE’s mental or physical capacity or for any other reason to secure EXECUTIVE’s signature to apply for or to pursue any applications for patent or copyright covering Inventions, software and other Works of Authorship owned by WORLDSPACE pursuant to Section 6.1, then EXECUTIVE hereby irrevocably designates and appoints WORLDSPACE as EXECUTIVE’s agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by EXECUTIVE. EXECUTIVE further agrees not to file any patent applications relating to or describing or otherwise disclosing any Confidential information or any such Inventions, or to claim any copyright or file any applications to register any copyright in such software or other Works of Authorship, except with the prior written consent of WORLDSPACE.

6.4 Assignment of Inventions and Works of Authorship. EXECUTIVE agrees to assign to WORLDSPACE or its Affiliates all of EXECUTIVE’s right, title and interest in and to any and all such Inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other Works of Authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by EXECUTIVE and owned by WORLDSPACE pursuant to Section 6.1 above, including any moral rights.

ARTICLE 7

DISPUTE RESOLUTION; AGREEMENT TO ARBITRATE

7.1 General. The parties agree to perform the terms of this Agreement in good faith, and to attempt to resolve any disputes that may arise between them through good faith negotiations. Accordingly, prior to either WORLDSPACE or EXECUTIVE initiating any arbitration proceeding with respect to any controversy, claim, or dispute arising out of or related to this Agreement or with respect to the validity, construction, interpretation or performance of this Agreement, they shall first undertake the following steps:

(a) First, the aggrieved party will notify the other party in writing of the nature, scope, and basis of the dispute or controversy. Within 15 days of such notice, the parties will meet at a mutually acceptable time and place, in person, to negotiate in good faith a resolution to the dispute or controversy described in the aggrieved party’s notice. As used in this section, “in person” means physically present, and shall not include telephonic or videoconferences. No attorneys representing either party may be present at this meeting, unless otherwise agreed by each of the parties. However, if the parties forsee that an additional meeting before the time described in (b) below with the presence of attorneys may be productive, such meeting maybe arranged by mutual agreement.

(b) Second, if, within 15 days of the meeting described in Section 7.1 (a) above, the parties fail to resolve the dispute or controversy set forth in the aggrieved party’s notice, then, and only then, may either party institute an arbitration proceeding described in Section 7.2 below.

(c) All negotiations pursuant to this Section shall be considered and kept confidential and shall be treated as compromise and settlement negotiations as they would be treated under the Federal Rules of Evidence and applicable state rules of evidence.

7.2 Binding Arbitration. All claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof (except any dispute relating to Articles 5 or 6 of this Agreement), not resolved by the parties shall be referred to arbitration before a single, independent third party who will be selected by mutual agreement of the parties or, if such agreement is not reached within one week of either party seeking such agreement, then in accordance with Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the Award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration pursuant to this Article 7 shall take place in the State of Maryland, or such other place, as the parties shall mutually agree.

ARTICLE 8

MISCELLANEOUS

8.1 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

If to EXECUTIVE:

Gregory B. Armstrong

700 N. Colorado Blvd.,

#399

Denver, CO 80206

If to WORLDSPACE:

WorldSpace, Inc.

Attn: General Counsel

8515 Georgia Avenue

Silver Spring, MD 20910

Tel: +1 301-960-1200

Fax: +1 301-960-2200

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.2 Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

8.3 Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.4 Severability. In case any provision of this Agreement shall be held illegal, unenforceable or void, such illegality, unenforceability or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and this Agreement shall be construed and enforced as if said illegal, unenforceable, or invalid provisions had never been inserted herein.

8.5 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of Delaware (excluding the choice of law rules thereof).

8.6 Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EXECUTIVE and WORLDSPACE. No delay or failure at any time on the part of WORLDSPACE or EXECUTIVE in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of WORLDSPACE or EXECUTIVE thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.7 Additional Obligations. Both during and after the term of employment, EXECUTIVE shall, upon reasonable notice, furnish WORLDSPACE with such information as may be in EXECUTIVE’s possession or control, and cooperate with WORLDSPACE, as may reasonably be requested by WORLDSPACE (and, after the term of employment, with due consideration for EXECUTIVE’s obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceeding in which WORLDSPACE or any Affiliate is or may become a party. WORLDSPACE shall reimburse EXECUTIVE for all reasonable expenses incurred by EXECUTIVE in fulfilling EXECUTIVE’s obligations under this Article 8.7.

8.8 Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of WORLDSPACE, EXECUTIVE and each of their respective successors, assigns, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by EXECUTIVE (except by will or by operation of the laws of intestate succession) or by WORLDSPACE, except that WORLDSPACE may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets, or businesses of WORLDSPACE, if such successor expressly agrees unconditionally to assume all of the obligations of WORLDSPACE hereunder pursuant to a written agreement delivered to EXECUTIVE.

8.9 Beneficiaries. If EXECUTIVE shall die while any amounts would be payable to EXECUTIVE hereunder had EXECUTIVE continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by EXECUTIVE to receive such amounts or, if no person is so appointed, to EXECUTIVE’s estate.

8.10 Obligation to Make Payments.

(a) WORLDSPACE’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which WORLDSPACE and/or its Affiliates may have against EXECUTIVE or others. In no event shall EXECUTIVE be obligated to seek other employment or take any action by way of mitigation of the amounts payable to EXECUTIVE under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not EXECUTIVE obtains other employment

(b) If there shall be any dispute between WORLDSPACE and/or its Affiliates and EXECUTIVE in the event of any termination of EXECUTIVE’s employment then, until there is a final, nonappealable, determination pursuant to arbitration declaring that such termination was for Cause, that the determination by EXECUTIVE of the existence of Good Reason was not made in good faith, or that WORLDSPACE and/or its Affiliates are not otherwise obligated to pay any amount or provide any benefit to EXECUTIVE and his dependents or other beneficiaries, as the case may be, under Article 4, WORLDSPACE shall pay all amounts, and provide all benefits, to EXECUTIVE and his dependents or other beneficiaries, as the case may be, that WORLDSPACE and/or its Affiliates would be required to pay or provide pursuant to Article 4 as though such termination were by WORLDSPACE and/or its Affiliates without Cause or by EXECUTIVE with Good Reason; provided, however, that WORLDSPACE shall not be required to pay any disputed amounts pursuant to this Section 8.10 except upon receipt of an undertaking by or on behalf of EXECUTIVE to repay all such amounts to which EXECUTIVE is ultimately determined by the arbitrator not to be entitled.

8.11 Date of Payment. To the extent required by Section 409A of the Code to avoid any penalties on EXECUTIVE, payments to EXECUTIVE hereunder, and under any other agreement with the EXECUTIVE, upon termination of employment shall be distributed on the later of (i) the dates specified in this Agreement or any other agreement with WORLDSPACE, and (ii) six (6) months after the Date of Termination.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, WORLDSPACE has caused this Agreement to be executed by a duly authorized officer of WORLDSPACE. EXECUTIVE has executed this Agreement as of the day and written below.

ACCEPTED AND AGREED TO:		WORLDSPACE, INC.

By	/s/ Gregory B. Armstrong	By	/s/ Noah A. Samara
	Executive	Name:	Noah A. Samara
		Title:	Chairman, Chief Executive Officer and President